Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

THE RESTATED CERTIFICATE OF INCORPORATION OF IAC/INTERACTIVECORP

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, IAC/InterActiveCorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of the Corporation, as heretofore amended:

SECOND: Article IV is hereby amended to read in its entirety as follows:

Article IV

Without regard to any other provision of the Certificate of Incorporation (including, without limitation, all of the provisions of Article IV), upon the effectiveness of the Certificate of Amendment to Restated Certificate of Incorporation containing this sentence (the “Reclassification Effective Time”), (a) each one share of Common Stock, $0.001 par value, of the Corporation that is either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Reclassification Effective Time (the “Old Common Stock”) shall be and hereby is automatically reclassified as and changed (without any further act) into (i) a number of share(s) of Class M Common Stock, $0.001 par value, of the Corporation, equal to the Reclassification Exchange Ratio (as defined in the Transaction Agreement (the “Transaction Agreement”), dated as of December 19, 2019, by and among the Corporation, IAC Holdings, Inc. (“IAC Holdings”), Valentine Merger Sub LLC and Match Group, Inc.) and (ii) one share of Series 1 Mandatorily Exchangeable Preferred Stock, $0.01 par value, of the Corporation, and (b) each one share of Class B Common Stock, $0.001 par value, of the Corporation, that is either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Reclassification Effective Time (the “Old Class B Common Stock”) shall be and is hereby automatically reclassified as and changed (without any further act) into (i) a number of share(s) of Class M Common Stock, $0.001 par value, of the Corporation, equal to the Reclassification Exchange Ratio and (ii) one share of Series 2 Mandatorily Exchangeable Preferred Stock, $0.01 par value, of the Corporation (collectively, the “Reclassification”). No fractional shares of Class M Common Stock, Series 1 Mandatorily Exchangeable Preferred Stock or Series 2 Mandatorily Exchangeable Preferred Stock, or certificates representing fractional shares thereof, shall be issued to the former holders of Old Common Stock or Old Class B Common Stock as a result of the Reclassification. Stockholders that otherwise would be entitled to receive fractional shares of Class M Common Stock, Series 1 Mandatorily Exchangeable Preferred Stock or Series 2 Mandatorily Exchangeable Preferred Stock shall be entitled to receive cash (without interest) as contemplated by the Transaction Agreement (taking into account all shares of capital stock held by such stockholders). Each stock certificate that, immediately prior to the Reclassification Effective Time, represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall, from and after the Reclassification Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Class M Common Stock, Series 1 Mandatorily Exchangeable Preferred Stock or Series 2 Mandatorily Exchangeable Preferred Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock, as applicable, represented by such certificate shall have been reclassified. A copy of the Transaction Agreement, and the calculation of the Reclassification Exchange Ratio, shall be maintained at the principal executive offices of the Corporation and be provided free of charge to any stockholder who makes a request therefor.

The Corporation shall have the authority to issue one billion six hundred million (1,600,000,000) shares of $0.001 par value Class M Common Stock, and one hundred million (100,000,000) shares of $0.01 par value Preferred Stock (the “Preferred Stock”) (of which 92,460,501 shares are designated as shares of Series 1 Mandatorily Exchangeable Preferred Stock of the Corporation, and 5,789,499 shares are designated as shares of Series 2 Mandatorily Exchangeable Preferred Stock of the Corporation).

A statement of the designations of each class and series, and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.	CLASS M COMMON STOCK

1.	Subject to the right of the holders of any series of Preferred Stock, the holders of the Class M Common Stock shall be entitled to receive such dividends if, as and when declared from time to time by the Board of Directors.

2.	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class M Common Stock shall be entitled to receive all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of any Preferred Stock have been satisfied.

3.	Each holder of Class M Common Stock shall be entitled to vote one vote for each share of Class M Common Stock held as of the applicable date on any matter that is submitted to a vote of the stockholders of the Corporation.

B.	PREFERRED STOCK

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Pursuant to subsection 242(b) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of such subsection.

1.	SERIES 1 MANDATORILY EXCHANGEABLE PREFERRED STOCK.

(a)            All shares of Series 1 Mandatorily Exchangeable Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (i) prior to all of the now or hereafter issued shares of Class M Common Stock of the Corporation, (ii) pari passu with the Series 2 Mandatorily Exchangeable Preferred Stock of the Corporation and (iii) junior to all other series of Preferred Stock of the Corporation.

(b)           The holders of Series 1 Mandatorily Exchangeable Preferred Stock shall not be entitled to receive any dividends based on their holdings thereof.

(c)            Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series 1 Mandatorily Exchangeable Preferred Stock unless, prior thereto, the holders of shares of Series 1 Mandatorily Exchangeable Preferred Stock shall have received $1.00 per share, or (ii) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series 1 Mandatorily Exchangeable Preferred Stock, except distributions made ratably on the Series 1 Mandatorily Exchangeable Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(d)            Holders of Series 1 Mandatorily Exchangeable Preferred Stock shall not have any voting rights by virtue of their ownership of any shares of Series 1 Mandatorily Exchangeable Preferred Stock except as otherwise from time to time may be required by law.

(e)            Shares of Series 1 Mandatorily Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(f)            To the fullest extent permitted by law, at the time that is one minute following the Reclassification Effective Time (the “Mandatory Exchange Effective Time”), each outstanding share of Series 1 Mandatorily Exchangeable Preferred Stock shall be redeemed by the Corporation, without notice, in exchange for one share of common stock, $0.001 par value per share, of IAC Holdings.

(g)            Shares of Series 1 Mandatorily Exchangeable Preferred Stock redeemed or otherwise acquired by the Corporation may thereafter be issued, but not as shares of Series 1 Mandatorily Exchangeable Preferred Stock and, upon their retirement, will be restored to the status of authorized and unissued shares of Preferred Stock.

2.	SERIES 2 MANDATORILY EXCHANGEABLE PREFERRED STOCK.

(a)            All shares of Series 2 Mandatorily Exchangeable Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (i) prior to all of the now or hereafter issued shares of Class M Common Stock of the Corporation, (ii) pari passu with the Series 1 Mandatorily Exchangeable Preferred Stock of the Corporation and (iii) junior to all other series of Preferred Stock of the Corporation.

(b)           The holders of Series 2 Mandatorily Exchangeable Preferred Stock shall not be entitled to receive any dividends based on their holdings thereof.

(c)            Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series 2 Mandatorily Exchangeable Preferred Stock unless, prior thereto, the holders of shares of Series 2 Mandatorily Exchangeable Preferred Stock shall have received $1.00 per share, or (ii) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series 2 Mandatorily Exchangeable Preferred Stock, except distributions made ratably on the Series 2 Mandatorily Exchangeable Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(d)            Holders of Series 2 Mandatorily Exchangeable Preferred Stock shall not have any voting rights by virtue of their ownership of any shares of Series 2 Mandatorily Exchangeable Preferred Stock except as otherwise from time to time may be required by law.

(e)            Shares of Series 2 Mandatorily Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(f)            To the fullest extent permitted by law, at the Mandatory Exchange Effective Time, each outstanding share of Series 2 Mandatorily Exchangeable Preferred Stock shall be redeemed by the Corporation, without notice, in exchange for one share of Class B common stock, $0.001 par value per share, of IAC Holdings.

(g)            Shares of Series 2 Mandatorily Exchangeable Preferred Stock redeemed or otherwise acquired by the Corporation may thereafter be issued, but not as shares of Series 2 Mandatorily Exchangeable Preferred Stock and, upon their retirement, will be restored to the status of authorized and unissued shares of Preferred Stock.

THIRD: Article XI is hereby amended to read in its entirety as follows:

Article XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOURTH: That at the annual meeting of the stockholders of the Corporation held on
June 25, 2020 called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of the requisite voting power of the outstanding shares of capital stock of the Corporation voted in favor of said amendments.

FIFTH: That said amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: That said amendments shall become effective at 11:00 p.m., Eastern Time, on June 30, 2020.

[Signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Gregg Winiarski, its Executive Vice President and General Counsel, this 30th day of June, 2020.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: EVP and General Counsel